FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226943-10

From: Db Cmbs Deutsche Bank (DEUTSCHE BANK SECURI) [mailto:ddeutscheb33@bloomberg.net]
Sent: Monday, May 10, 2021 11:01 AM
Subject: BMARK 2021-B26 **NEW ISSUE ANNOUNCEMENT** PUBLIC

BMARK 2021-B26 -- NEW ISSUE CMBS

$819.723MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: DEUTSCHE BANK, CITIGROUP, GOLDMAN SACHS

& J.P. MORGAN

CO-MANAGERS: ACADEMY SECURITIES & MISCHLER FINANCIAL GROUP, INC.

RATING AGENCIES: S&P, FITCH & KBRA

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING (S/F/K)	SIZE (MM)	C/E	WAL	LTV	DY
A-1	AAA/AAA/AAA	3.919	30.000%	3.36	37.9%	16.1%
A-2	AAA/AAA/AAA	41.799	30.000%	4.97	37.9%	16.1%
A-SB	AAA/AAA/AAA	5.941	30.000%	6.77	37.9%	16.1%
A-3	AAA/AAA/AAA	145.456	30.000%	6.91	37.9%	16.1%
A-4*	AAA/AAA/AAA	182.000	30.000%	8.98	37.9%	16.1%
A-5*	AAA/AAA/AAA	274.795	30.000%	9.90	37.9%	16.1%
A-M	AA+/AAA/AAA	84.074	21.000%	9.97	42.8%	14.3%
B	NR/AA-/AA+	39.702	16.750%	9.97	45.1%	13.6%
C	NR/A-/A	42.037	12.250%	9.97	47.6%	12.9%

*SIZES SUBJECT TO CHANGE AS DETAILED IN THE TERM SHEET. RANGE OF POSSIBLE SIZES BELOW:

CLASS	EXPECTED RANGE OF BALANCE	EXPECTED RANGE OF WAL
A-4	0.000 - 182.000	NA - 8.98
A-5	274.795 - 456.795	9.90 - 9.53

POOL BALANCE:	$983,324,171
NUMBER OF LOANS:	39
NUMBER OF PROPERTIES:	127
WA CUT-OFF LTV:	54.2%
WA UNDERWRITTEN NCF DSCR:	3.18X
WA UNDERWRITTEN NOI DEBT YIELD:	11.3%
WA MORTGAGE INTEREST RATE:	3.3867%
WA REM. TERM TO MATURITY (MOS):	109

PROPERTY TYPES:	OFFICE (42.0%), INDUSTRIAL (26.5%), RETAIL (11.5%),
MULTIFAMILY (8.8%), SELF STORAGE (6.2%), HOSPITALITY (2.0%), MIXED USE (1.6%),
LEASED FEE (1.3%)

TOP 5 STATES:	NY (24.8%), CA (18.4%), WA (9.5%), VA (8.8%), FL (7.0%)

AMORTIZATION TYPE:	INTEREST ONLY (69.9%); INTEREST ONLY, THEN
ARD (20.4%); INTEREST ONLY, AMORTIZING BALLOON (9.1%); AMORTIZING BALLOON (0.6%)

TOP 10 & 5 LOANS AS A % OF POOL:	58.8% & 39.3%

MASTER SERVICER:	KEYBANK NATIONAL ASSOCIATION
SPECIAL SERVICER:	KEYBANK NATIONAL ASSOCIATION
OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES LLC
DIRECTING HOLDER:	ELLINGTON MANAGEMENT GROUP LLC
TRUSTEE:	WELLS FARGO BANK, NA
CERT. ADMINISTRATOR:	WELLS FARGO BANK, NA

ANTICIPATED TIMING:
- TERM SHEET, RED & ANNEX A-1:	ATTACHED
- THIRD PARTY SYSTEMS:	TODAY 5/10
- INVESTOR CALLS AVAILABLE UPON REQUEST (CONTACT SALES COVERAGE)
- PRE-SALE REPORTS:	TODAY 5/10 OR TOMORROW 5/11
- ANTICIPATED PRICING:	WEEK OF 5/10
- ANTICIPATED SETTLEMENT:	5/27

DEUTSCHE BANK TRADING DESK CONTACTS:
RYAN HORVATH	212-250-5149
DAN PENN	212-250-5149
AFTON ENGLAND	212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS:
RAUL OROZCO	212-723-1295
MATT PERRY	212-723-1295

JPM CMBS TRADING DESK CONTACT:
AVINASH SHARMA	212-834-3111

JPM SPG SYNDICATE CONTACTS:
JENNIFER KORNBLAU	212-834-4154
MORGAN ROACH	212-834-4154
JACQUELINE LARET	212-834-4154

JPM CMBS BANKING CONTACTS:
KUNAL SINGH	212-834-5467
BRAD HORN	212-834-5467

GOLDMAN SACHS SYNDICATE DESK CONTACTS:
SCOTT WALTER	212-357-8910
MONIQUE HARMON	212-357-9012

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Investors are urged to read the final prospectus relating to these securities because it contains important information regarding the offering that is not included herein. The issuer, any underwriter or any dealer participating in the offering will arrange to send you the final prospectus if you request it by calling toll-free 1-800-503-4611 or e-mailing a request to prospectus.cpdg@db.com.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Deutsche Bank Securities Inc. and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Deutsche Bank Securities Inc. and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This preliminary prospectus is not required to contain all information that is required to be included in the prospectus. The information in this prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-226943) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or by e-mailing a request to prospectus.cpdg@db.com. The securities may not be suitable for all investors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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